UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 19, 2006

Lionbridge Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26933	04-3398462
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1050 Winter Street, Suite 2300, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-434-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 19, 2006, the Nominating and Compensation Committee of the Board of Directors of Lionbridge approved salary increases for executive officers of Lionbridge and adjusted target bonus metrics for two of such executive officers.

In addition, the Committee approved an amended and restated Employment Agreement between the Company and Rory J. Cowan, the Chief Executive Officer of the Company and pursuant to the terms of such Employment Agreement, granted Mr. Cowan stock options to purchase 300,000 shares of the Company’s common stock and 200,000 shares of restricted stock (collectively, the "Performance Awards"), in each case with vesting determined based on the achievement of the following performance metrics:

• 33% of each Performance Award vests on the date that the Company's average closing stock price in a thirty day period is greater than or equal to $10;
• an additional 33% of each Performance Award vests on the date that the Company's average closing stock price in a thirty day period is greater than or equal to $13.50; and
• the remaining 34% of each Performance Award vests on the date the Company’s average closing stock price in a thirty day period is greater than or equal to $17.00.

The summary below sets out certain material provisions of the Employment Agreement and is qualified in its entirety by reference to the attached exhibits. The Employment Agreement, Option Agreements and Restricted Stock Agreement are filed as Exhibits to this 8-K.

Salary and Target Variable Compensation Adjustments:

Rory Cowan, Chief Executive Officer:
Increase in Annual Base Salary from $440,000 to $550,000
Increase in Target variable compensation (as a percent of base salary) from 75% to 100%

Stephen J. Lifshatz, Chief Financial Officer:
Increase in Annual Base Salary from $250,000 to $275,000

Satish Maripuri, Chief Operating Officer:
Increase in Annual Base Salary from $230,000 to $280,000

Paula Shannon, Chief Sales Officer:
Increase in Annual Base Salary from $200,000 to $250,000

Henri Broekmate, Senior Vice President:
Increase in Annual Base Salary from $200,000 to $240,000
Increase in Target variable compensation (as a percent of base salary) – from 45% to 50%

Employment Agreement:

Mr. Cowan's Employment Agreement provides for a four-year term as President and Chief Executive Officer of the Company, with automatic one-year renewals. Under the terms of his Employment Agreement, if Lionbridge terminates Mr. Cowan's employment other than for cause (including by reason of death or disability) or if Mr. Cowan's employment is terminated for "good reason" as defined in the Employment Agreement (collectively, an "Eligible Termination Event"), he is entitled to receive a severance payment equal to the sum of his annual base salary and variable compensation (determined based on the variable compensation paid for the prior year), plus a pro-rata portion of his variable compensation for the year during which termination occurs, as well as benefit continuation for one year. In addition, any unvested outstanding equity held by Mr. Cowan would be accelerated in full except for the Performance Awards. Upon an Eligible Termination Event, Mr. Cowan would remain entitled to receive all outstanding Performance Awards that achieve the performance metrics within one year of the Eligible Termination Event; 2/3 of all outstanding Performance Awards that achieve the performance metrics within two years of Eligible Termination Event; and 1/3 of all outstanding Performance Awards that achieve the performance metrics within three years of Termination Event.

In the event of a termination of Mr. Cowan's employment within six months prior to or two years following a change of control (as defined in the Employment Agreement), he is entitled to receive a severance payment equal to twice the sum of his annual base salary and variable compensation (determined based on the variable compensation paid for the prior year), plus a pro-rata portion of his variable compensation for the year during which termination occurs, as well as benefit continuation for two years. In addition, all of his outstanding equity would be accelerated in full.

If Mr. Cowan is terminated for cause, as defined in the Employment Agreement he will not be entitled to any severance payments or other benefits except as required by law.

Mr. Cowan is entitled to an additional amount in the form of a gross-up payment to offset the impact of excise taxes, if any, imposed on him by reason of Sections 4999 of the Internal Revenue Code with respect to any severance payments due him upon a change of control, if such taxes cannot be avoided by a reduction of up to 10% in his severance payments.

In addition, Mr. Cowan is bound by a non-competition restriction that provides that he will not, during the course of his employment and the twelve months following the date of termination (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit any Lionbridge employees, or (3) solicit or do business with any present or past customer of Lionbridge, or any prospective customer of Lionbridge, in connection with any business activity which would be in violation of the non-competition restriction.

The foregoing description of the Employment Agreement and the ancillary agreements does not purport to be a complete statement of the parties' rights under such agreements and is qualified in its entirety by reference to the full text of the agreements which are attached hereto as Exhibits 10.1 through 10.3.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lionbridge Technologies, Inc.

September 20, 2006	By:	Margaret A. Shukur

Name: Margaret A. Shukur
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated as of September 19, 2006 between Rory Cowan and Lionbridge
10.2	Rory Cowan Performance-Based Restricted Stock Award Agreement
10.3	Rory Cowan Performance-Based Stock Option Agreements